Exhibit 99.1

News Release

PartnerRe Ltd. Reports Third Quarter and Nine Month 2008 Results

▪	Third Quarter Operating Earnings per share of $2.27; Net Loss per share of $3.01
▪	Third Quarter Annualized Operating ROE of 13%; Annualized Net Income ROE of (17)%
▪	Nine Month Operating Earnings per share of $7.70; Net Loss per share of $1.38
▪	Nine Month Annualized Operating ROE of 15%; Annualized Net Income ROE of (3)%
▪	Book Value of $65.38 per share, down 4% year-to-date, and flat year over year

PEMBROKE, Bermuda, October 22, 2008 -- PartnerRe Ltd. (NYSE:PRE) today reported a net loss of $151.7 million, or $3.01 per share on a fully diluted basis for the third quarter of 2008. This net loss includes net after-tax realized and unrealized losses on investments of $281.1 million, or $5.27 per share. Since the adoption by the Company of FAS 159 as of January 1, 2008, the Company presents on its Income Statement realized and unrealized changes in the market values of investments. The Company incurred pre-tax realized losses of $169.3 million in the third quarter of 2008. Separately, the value of the Company’s $11.5 billion cash and investment portfolio declined by $154.9 million on pre-tax unrealized losses primarily due to the increase in credit spreads during the quarter. The net loss for the third quarter 2008 includes pre-tax losses of $203 million, net of reinstatement premiums, relating to Hurricanes Ike and Gustav. Net income for the third quarter of 2007 was $262.9 million, or $4.44 per share, including net after-tax realized gains on investments of $2.8 million, or $0.05 per share. Comparable net income numbers for 2007 do not include the impact of FAS 159. Operating earnings for the third quarter of 2008 were $121.3 million, or $2.27 per share on a fully diluted basis. This compares to operating earnings of $274.2 million, or $4.78 per share, for the third quarter of 2007. Operating earnings exclude net after-tax realized and unrealized investment gains and losses and net after-tax interest in results of equity investments, and are calculated after payment of preferred dividends. All references to per share amounts in the text of this press release are on a fully diluted basis.

Commenting on the third quarter and nine month 2008 results, PartnerRe President & Chief Executive Officer Patrick Thiele said, “In a quarter marked by large hurricane losses and extreme volatility in the financial markets, PartnerRe delivered a 13% operating return on beginning shareholders’ equity. In addition, year-over-year, we held GAAP book value per share flat. Our results this quarter and for the year-to-date underscore our excellent risk management, the balance and diversification we have achieved in our underwriting and investment operations, and the strength and resilience of our balance sheet.”

PartnerRe Ltd. Wellesley House, 5th Floor 90 Pitts Bay Road Pembroke, Bermuda HM 08	Telephone +1 441 292 0888 Fax +1 441 292 6080 www.partnerre.com

News Release

Summary unaudited consolidated financial data for the period is set out below.

U.S.$ thousands (except per share amounts and ratios)	Three months ended September 30		Nine months ended September 30
	2008	2007	2008	2007
Net Premiums Written	$869,194	$873,474	$3,237,027	$3,042,733
Net Premiums Earned	$1,078,459	$1,056,395	$2,943,752	$2,787,713
Non-life Combined Ratio	95.5%	74.2%	91.4%	80.9%
Net (Loss) Income	$(151,719)	$262,921	$(48,723)	$537,209
Net (Loss) Income per share (a)	$(3.01)	$4.44	$(1.38)	$8.83
Operating Earnings (a)	$121,331	$274,198	$415,373	$565,073
Operating Earnings per share (a)	$2.27	$4.78	$7.70	$9.76

(a)
Net income/(loss) per share is defined as net income/(loss) available to common shareholders divided by the weighted average number of fully diluted shares outstanding for the period. Net income/(loss) available to common shareholders is defined as net income/(loss) less preferred dividends. Operating earnings/(loss) is defined as net income/(loss) available to common shareholders excluding after-tax net realized and unrealized gains/losses on investments and after-tax interest in earnings/losses of equity investments. Operating earnings/(loss) per share is defined as operating earnings/(loss) divided by the weighted average number of fully diluted shares outstanding for the period. As the effect of dilutive securities would have been anti-dilutive in the three months and nine months ended September 30, 2008, the fully diluted per share figures for these periods were compiled using the basic weighted average number of common shares outstanding.

Net premiums written for the third quarter of 2008 were $869.2 million, compared to $873.5 million in the third quarter of 2007. Total revenues for the third quarter 2008 were $896.6 million, compared to $1.2 billion in the third quarter of 2007, and included $1.1 billion of net premiums earned, which were up 2% over the third quarter of 2007; net investment income of $146.1 million – an increase of 8% over the third quarter of 2007; and pre-tax net realized and unrealized investment losses of $324.2 million as compared to pre-tax net realized investment losses of $3.1 million for the third quarter of 2007.

For the first nine months of 2008, net premiums written were $3.2 billion, up 6% over the first nine months of 2007. The net loss was $48.7 million or $1.38 per share for the nine months ended September 30, 2008. Net loss for the period includes net after-tax realized and unrealized losses on investments of $491.3 million or $9.10 per share. Operating earnings were $415.4 million, or $7.70 per share. Net income for the first nine months of 2007 was

PartnerRe Ltd. Wellesley House, 5th Floor 90 Pitts Bay Road Pembroke, Bermuda HM 08	Telephone +1 441 292 0888 Fax +1 441 292 6080 www.partnerre.com

News Release

$537.2 million or $8.83 per share including net after-tax realized losses of $37.3 million, or $0.65 per share. Operating earnings for the same period in 2007 were $565.1 million or $9.76 per share. Total revenues for the first nine months of 2008 were $2.8 billion, including $2.9 billion of net premiums earned, net investment income of $428.6 million, and pre-tax net realized and unrealized investment losses of $595.3 million. Total revenues for the same period in 2007 were $3.1 billion, including $2.8 billion of net premiums earned, net investment income of $385.5 million, and pre-tax net realized investment losses of $56.0 million.

During the third quarter of 2008, the Company repurchased 1.0 million common shares at a total cost of approximately $70.2 million. To date this year, the Company has repurchased 1,532,460 common shares at a total cost of approximately $110.0 million. The Company has approximately 5 million common shares remaining under its current repurchase authorization.

During the third quarter of 2008, the Company announced the start of the valuation period for its maturing forward sale agreement. As of September 30, 2008, 252,474 common shares were sold for total proceeds of $16.9 million.

Separately, the Company announced today that its Board of Directors declared a quarterly dividend of $0.46 per common share. The dividend will be payable on December 1, 2008, to common shareholders of record on November 21, 2008, with the stock trading ex-dividend commencing November 19, 2008.

Results by Segment

Hurricanes Ike and Gustav impacted the technical results of all Non-Life sub-segments and the Capital Markets Group during the quarter. In total, the third quarter 2008 results contain approximately $198 million pre-tax operating losses, net of reinstatement premiums, related to Hurricanes Ike and Gustav.

The Non-Life segment reported net premiums written of $723 million for the third quarter, flat with the same period in 2007. The combined ratio was 95.5% for the third quarter of 2008 compared to 74.2% for the same period in 2007, with the deterioration primarily reflecting the impact of Hurricanes Ike and Gustav. The Non-Life technical result was $97 million for the third quarter of 2008 compared to $287 million for the prior year period. For the first nine months in 2008, Non-Life net premiums written were $2.8 billion, up 6% from the same period in 2007. The nine month 2008 technical result was $388 million, compared

PartnerRe Ltd. Wellesley House, 5th Floor 90 Pitts Bay Road Pembroke, Bermuda HM 08	Telephone +1 441 292 0888 Fax +1 441 292 6080 www.partnerre.com

News Release

to $608 million for the same period in 2007. The combined ratio for the nine month period in 2008 was 91.4% compared to 80.9% for the first nine months of 2007.

The U.S. business, which represented 30% of total net premiums written for the quarter, reported net premiums written of $264 million for the third quarter of 2008, compared with $279 million for last year’s third quarter. Net premiums earned were $276 million in the third quarter of 2008, flat with the same period in 2007. The technical ratio for this sub-segment was 101.1% for the 2008 third quarter, including 8.6 points relating to Hurricanes Ike and Gustav, compared to 81.9% in the third quarter of 2007. The technical result for the third quarter 2008 was a loss of $3 million, compared to income of $49 million for the same period in 2007. For the first nine months of 2008, net premiums written were $841 million, up 5% from the first nine months of 2007. The nine month 2008 technical ratio was 97.6%, compared to 84.9% for the comparable period in 2007. The technical result for the nine months was $19 million compared to $111 million for the same period in 2007.

The Global (Non-U.S.) P&C business, which represented 16% of total net premiums written for the quarter, reported net premiums written of $137 million for the third quarter of 2008, compared to $151 million for the same period in 2007. Net premiums earned during the quarter were $195 million, up 1% from the third quarter 2007. The technical ratio for this sub-segment was 74.5% for the third quarter of 2008 compared to 94.5% for the same period in 2007, reflecting both low large loss activity and lower than expected reported losses, leading to favorable reserve development in the current quarter. The technical result for the third quarter 2008 was $50 million, compared to $11 million for the same period in 2007. For the first nine months of 2008, net premiums written were up 5% to $642 million. The nine month technical ratio was 82.3%, compared to 96.0% in the comparable period 2007. The technical result for the nine months was $103 million compared to $22 million in the comparable period 2007.

The Global (Non-U.S.) Specialty business, which represented 32% of total net premiums written for the quarter, reported net premiums written of $274 million for the third quarter of 2008, up 10% from the third quarter of 2007. Net premiums earned were up 6% to $290 million for the quarter, compared to the same period in 2007. This sub-segment’s technical ratio for the quarter was 88.6%, including 9.1 points relating to Hurricanes Ike and Gustav, net of reinstatement premiums, compared to 68.2% for the third quarter of 2007. The technical result for the third quarter 2008 was $33 million, compared to $87 million for the same period in 2007. For the nine-month period, net premiums written were up 11% to $898 million. The nine-month technical ratio was 86.8%, compared to 68.8% in 2007. The technical result for the nine months was $103 million in 2008 compared to $237 million for the comparable period in 2007.

PartnerRe Ltd. Wellesley House, 5th Floor 90 Pitts Bay Road Pembroke, Bermuda HM 08	Telephone +1 441 292 0888 Fax +1 441 292 6080 www.partnerre.com

News Release

The Catastrophe business, which represented approximately 6% of total net premiums written for the quarter, reported net premiums written of $48 million for the third quarter of 2008, compared to $50 million for the prior year period. Net premiums earned were $159 million for the third quarter, compared to $170 million in the same period in 2007. The total loss in the third quarter 2008 relating to Hurricanes Ike and Gustav was $131.6 million, net of reinstatement premiums, or 93.8% of net premiums earned. This sub-segment’s technical ratio for the third quarter 2008 was 89.5%, reflecting the significant impact of the hurricanes, compared with 17.9% for the third quarter 2007. The technical result for the third quarter 2008 was $17 million, compared to $140 million for the same period in 2007. For the nine-month period, net premiums written were flat with the first nine months of 2007 at $391 million. The nine-month technical ratio was 45.7%, compared to 27.8% in 2007. The technical result for the nine months was $163 million in 2008 compared to $238 million in the comparable period in 2007.

The Life segment, which represented 16% of total net premiums written for the quarter, reported net premiums written of $141 million for the third quarter, flat with the third quarter of 2007. The allocated underwriting result was $9 million, compared to $nil in the third quarter of 2007. For the first nine months of 2008, net premiums written increased 5% to $448 million, with an allocated underwriting result of $21 million, up from $11 million for the first nine months of 2007.

The Company’s capital markets and investment activities are reported under the heading of “Corporate and Other”. Within Corporate and Other, capital markets and investment activities contributed $119 million to pre-tax operating income in the third quarter and $368 million to pre-tax operating income in the first nine months of 2008. Separately, following the adoption of FAS 159, with changes in the unrealized market values of invested assets recorded in net income, capital markets and investment activities contributed pre-tax non-operating losses of $324 million and $595 million in the third quarter and first nine months of 2008, respectively.

Balance Sheet Items

At September 30, 2008, total assets were $16.3 billion as compared to $16.0 billion at December 31, 2007. Over the trailing 12 month period, total investments and cash were flat at $11.5 billion. Gross Non-Life loss and loss expense reserves increased 5% year over year to $7.5 billion at September 30, 2008. During the third quarter of 2008, the Company’s estimate of Non-Life reserves for prior accident years developed favorably by $103 million. The overall third quarter prior year reserve development in the Non-Life segment includes

PartnerRe Ltd. Wellesley House, 5th Floor 90 Pitts Bay Road Pembroke, Bermuda HM 08	Telephone +1 441 292 0888 Fax +1 441 292 6080 www.partnerre.com

News Release

net favorable development in all sub-segments, with $16 million in the U.S. sub-segment, $41 million in the Global (Non-U.S.) P&C sub-segment, $21 million in the Global (Non-U.S.) Specialty sub-segment, and $25 million in the Catastrophe sub-segment. In the third quarter of 2007, Non-Life reserves for prior years developed favorably by $89 million. Policy benefits for life and annuity contracts decreased by 6% year over year to $1.5 billion at September 30, 2008. During the third quarter of 2008, the Company’s estimate of Life reserves for prior years developed adversely by $5 million, compared to adverse development of $9 million in the third quarter of 2007.

At September 30, 2008, total capital was $5.0 billion, and total shareholders’ equity was $4.1 billion. This compares to total capital of $5.2 billion, and total shareholders’ equity of $4.3 billion at December 31, 2007. Book value per common share at September 30, 2008 was $65.38 on a fully diluted basis compared to $67.96 per diluted share at December 31, 2007.

For additional information, the Company has posted a third quarter 2008 financial supplement on its website www.partnerre.com in the Investor Relations section on the Financial Reports page under Supplementary Financial Data.

Commentary and Outlook

Mr. Thiele said, “2008 has been an extraordinary year on many levels.We are currently in the midst of one of the most severe financial crises since the Great Depression. Despite this, PartnerRe posted an operating return on beginning equity of 15% for the first nine months of the year. We are optimistic that we will finish the full year 2008 with an operating ROE in excess of our long-term target of 13%, barring unusual large losses.”

“Looking forward we expect that demand for reinsurance will increase as insurers look to their reinsurers for capital relief and volatility management,” Mr. Thiele said. “We also believe that their preference will be to work with only the highest quality reinsurers such as PartnerRe. PartnerRe has the risk appetite and the financial strength and stability to respond to an improving marketplace and provide the consistent capacity that our clients expect from us.”

The Company uses operating earnings, diluted operating earnings per share and annualized operating return on beginning common shareholders’ equity to measure performance, as these measures focus on the underlying fundamentals of our operations without the impact of net realized and unrealized gains/losses on investments, net of tax, nor the interest in earnings/losses of equity

PartnerRe Ltd. Wellesley House, 5th Floor 90 Pitts Bay Road Pembroke, Bermuda HM 08	Telephone +1 441 292 0888 Fax +1 441 292 6080 www.partnerre.com

News Release

investments, net of tax, where the Company does not control the investee companies’ activities. The Company uses technical ratio and technical result as measures of underwriting performance. The technical ratio is defined as the sum of the loss and acquisition ratios. These metrics exclude other operating expenses. The Company also uses combined ratio to measure results for the Non-Life segment. The combined ratio is the sum of the technical and other operating expense ratios. The Company uses total capital, which is defined as total shareholders’ equity, long-term debt, senior notes and capital efficient notes, to manage the capital structure of the Company.

PartnerRe Ltd. is a leading global reinsurer, providing multi-line reinsurance to insurance companies. The Company, through its wholly owned subsidiaries, also offers alternative risk products that include weather and credit protection to financial, industrial and service companies. Risks reinsured include property, casualty, motor, agriculture, aviation/space, catastrophe, credit/surety, engineering, energy, marine, specialty property, specialty casualty, multiline and other lines, life/annuity and health, and alternative risk products. For the year ended December 31, 2007, total revenues were $4.2 billion. At September 30, 2008, total assets were $16.3 billion, total capital was $5.0 billion and total shareholders’ equity was $4.1 billion.

PartnerRe on the Internet: www.partnerre.com

Forward-looking statements contained in this press release are based on the Company’s assumptions and expectations concerning future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. PartnerRe’s forward-looking statements could be affected by numerous foreseeable and unforeseeable events and developments such as exposure to catastrophe, or other large property and casualty losses, adequacy of reserves, risks associated with implementing business strategies, levels and pricing of new and renewal business achieved, credit, interest, currency and other risks associated with the Company’s investment portfolio, changes in accounting policies, and other factors identified in the Company’s filings with the Securities and Exchange Commission. In light of the significant uncertainties inherent in the forward-looking information contained herein, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made. The Company disclaims any obligation to publicly update or revise any forward-looking information or statements.

Contacts:	PartnerRe Ltd.	Sard Verbinnen & Co.
	(441) 292-0888	(212) 687-808
	Investor Contact: Robin Sidders	Drew Brown/Jane Simmons
Media Contact: Celia Powell

PartnerRe Ltd. Wellesley House, 5th Floor 90 Pitts Bay Road Pembroke, Bermuda HM 08	Telephone +1 441 292 0888 Fax +1 441 292 6080 www.partnerre.com

PartnerRe Ltd.
Consolidated Statements of Operations and Comprehensive Income
(Expressed in thousands of U.S. dollars, except per share data)
(Unaudited)

	For the three	For the three	For the nine	For the nine
	months ended	months ended	months ended	months ended
	September 30,	September 30,	September 30,	September 30,
	2008	2007	2008	2007

Revenues
Gross premiums written	$868,584	$877,943	$3,276,079	$3,087,464

Net premiums written	$869,194	$873,474	$3,237,027	$3,042,733
Decrease (increase) in unearned premiums	209,265	182,921	(293,275)	(255,020)
Net premiums earned	1,078,459	1,056,395	2,943,752	2,787,713
Net investment income	146,138	135,577	428,642	385,488
Net realized and unrealized investment losses (1)	(324,184)	(3,103)	(595,327)	(55,982)
Other (loss) income	(3,838)	5,445	2,390	(2,948)
Total revenues	896,575	1,194,314	2,779,457	3,114,271

Expenses
Losses and loss expenses and life policy benefits	751,961	562,132	1,890,349	1,564,904
Acquisition costs	232,814	215,456	665,222	622,493
Other operating expenses	86,939	79,073	275,956	238,004
Interest expense	11,877	13,649	38,687	40,643
Net foreign exchange losses	4,597	3,567	7,820	17,121
Total expenses	1,088,188	873,877	2,878,034	2,483,165

(Loss) income before taxes and interest in earnings (losses) of equity investments	(191,613)	320,437	(98,577)	631,106
Income tax (benefit) expense	(39,508)	34,825	(50,205)	77,445
Interest in earnings (losses) of equity investments	386	(22,691)	(351)	(16,452)
Net (loss) income	$(151,719)	$262,921	$(48,723)	$537,209

Preferred dividends	$8,631	$8,631	$25,894	$25,894

Operating earnings available to common shareholders	$121,331	$274,198	$415,373	$565,073

Comprehensive (loss) income, net of tax	$(243,372)	$387,271	$(68,477)	$654,795

Per Share Data:
(Loss) earnings per common share:
Basic operating earnings	$2.27	$4.90	$7.70	$10.00
Net realized and unrealized investment (losses) gains, net of tax (1)	(5.27)	0.05	(9.10)	(0.66)
Interest in (losses) earnings of equity investments, net of tax	(0.01)	(0.40)	0.02	(0.29)
Basic net (loss) income	$(3.01)	$4.55	$(1.38)	$9.05

Weighted average number of common shares outstanding	53,339.9	55,906.6	53,952.7	56,512.7

Diluted operating earnings	$2.27	$4.78	$7.70	$9.76
Net realized and unrealized investment (losses) gains, net of tax (1)	(5.27)	0.05	(9.10)	(0.65)
Interest in (losses) earnings of equity investments, net of tax	(0.01)	(0.39)	0.02	(0.28)
Diluted net (loss) income	$(3.01)	$4.44	$(1.38)	$8.83

Weighted average number of common and common share equivalents outstanding	53,339.9	57,329.2	53,952.7	57,888.8

(1)
Following the adoption of SFAS 159 on January 1, 2008, net realized and unrealized investment losses include both realized and unrealized losses on investments.  Prior to the adoption of SFAS 159, net realized and unrealized investment losses included realized losses on investments and other-than-temporary impairment charges.

PartnerRe Ltd.
Consolidated Balance Sheets
(Expressed in thousands of U.S. dollars, except per share and parenthetical share and per share data)
 (Unaudited)

	September 30,	December 31,
	2008	2007

Assets
Investments:
Fixed maturities, trading securities, at fair value	$9,774,923	$-
Short-term investments, trading securities, at fair value	114,165	-
Equities, trading securities, at fair value	857,722	-
Fixed maturities, available-for-sale, at fair value	-	9,498,791
Short-term investments, available-for-sale, at fair value	-	97,307
Equities, available-for-sale, at fair value	-	871,762
Trading securities, at fair value	-	399,280
Other invested assets	112,963	50,201
Total investments	10,859,773	10,917,341
Cash and cash equivalents, at fair value, which approximates amortized cost	675,594	654,895
Accrued investment income	154,551	176,386
Reinsurance balances receivable	1,871,981	1,449,702
Reinsurance recoverable on paid and unpaid losses	166,210	158,494
Funds held by reinsured companies	893,583	1,083,036
Deferred acquisition costs	690,145	641,818
Deposit assets	398,099	398,079
Net tax assets	41,436	-
Goodwill	429,519	429,519
Net receivable for securities sold	39,389	50,065
Other assets	103,835	77,614
Total assets	$16,324,115	$16,036,949

Liabilities
Unpaid losses and loss expenses	$7,484,625	$7,231,436
Policy benefits for life and annuity contracts	1,526,275	1,541,687
Unearned premiums	1,555,263	1,267,873
Reinsurance balances payable	147,420	119,853
Ceded premiums payable	17,649	14,617
Funds held under reinsurance treaties	27,150	21,585
Deposit liabilities	435,067	435,852
Net tax liabilities	-	37,743
Accounts payable, accrued expenses and other	138,375	167,141
Long-term debt	400,000	620,000
Debt related to senior notes	250,000	-
Debt related to capital efficient notes	257,605	257,605
Total liabilities	12,239,429	11,715,392

Shareholders’ Equity
Common shares (par value $1.00, issued: 2008, 57,684,884; 2007, 57,379,516)	57,685	57,380
Series C cumulative preferred shares (par value $1.00, issued and outstanding:
2008 and 2007, 11,600,000; aggregate liquidation preference: 2008 and 2007, $290,000,000)	11,600	11,600
Series D cumulative preferred shares (par value $1.00, issued and outstanding:
2008 and 2007, 9,200,000; aggregate liquidation preference: 2008 and 2007, $230,000,000)	9,200	9,200
Additional paid-in capital	1,466,162	1,441,598
Accumulated other comprehensive income:
Net unrealized gains on investments, net of tax	3,867	94,747
Currency translation adjustment	163,051	197,777
Unfunded pension obligation, net of tax	(3,383)	(3,274)
Retained earnings	2,708,750	2,753,784
Common shares held in treasury, at cost (2008, 4,408,994; 2007, 3,129,008)	(332,246)	(241,255)
Total shareholders' equity	4,084,686	4,321,557

Total liabilities and shareholders' equity	$16,324,115	$16,036,949

Shareholders’ Equity Per Common Share (excluding cumulative
preferred shares: 2008 and 2007, $520,000,000)	$66.91	$70.07
Diluted Book Value Per Common and Common Share Equivalents
Outstanding (assuming exercise of all stock-based awards)	$65.38	$67.96

Number of Common and Common Share Equivalents Outstanding	54,519.3	55,936.4

PartnerRe Ltd.
Segment Information
(in millions of U.S. dollars)
(Unaudited)

For the three months ended September 30, 2008

	U.S.	Global (Non-U.S.) P&C	Global (Non-U.S.) Specialty	Catastrophe	Total Non- Life Segment	Life Segment	Corporate and Other	Total

Gross premiums written	$263	$137	$276	$48	$724	$140	$5	$869

Net premiums written	$264	$137	$274	$48	$723	$141	$5	$869
Decrease in unearned premiums	12	58	16	111	197	8	5	210
Net premiums earned	$276	$195	$290	$159	$920	$149	$10	$1,079
Losses and loss expenses and
life policy benefits	(212)	(98)	(185)	(128)	(623)	(114)	(15)	(752)
Acquisition costs	(67)	(47)	(72)	(14)	(200)	(32)	(1)	(233)
Technical result	$(3)	$50	$33	$17	$97	$3	$(6)	$94

Other (loss) income					(5)	-	1	(4)
Other operating expenses					(55)	(11)	(21)	(87)
Underwriting result					$37	$(8)	n/a	$3

Net investment income						17	129	146
Allocated underwriting result (1)						$9	n/a	n/a

Net realized and unrealized investment losses							(324)	(324)
Interest expense							(12)	(12)
Net foreign exchange losses							(5)	(5)
Income tax benefit							40	40
Interest in earnings of equity investments							-	-
Net loss							n/a	$(152)

Loss ratio (2)	76.9%	50.3%	63.8%	80.8%	67.8%
Acquisition ratio (3)	24.2	24.2	24.8	8.7	21.7
Technical ratio (4)	101.1%	74.5%	88.6%	89.5%	89.5%
Other operating expense ratio (5)					6.0
Combined ratio (6)					95.5%

For the three months ended September 30, 2007

	U.S.	Global (Non-U.S.) P&C	Global (Non-U.S.) Specialty	Catastrophe	Total Non- Life Segment	Life Segment	Corporate and Other (A)	Total

Gross premiums written	$279	$151	$252	$50	$732	$145	$1	$878

Net premiums written	$279	$151	$250	$50	$730	$142	$1	$873
(Increase) decrease in unearned premiums	(6)	41	24	120	179	5	(1)	183
Net premiums earned	$273	$192	$274	$170	$909	$147	$-	$1,056
Losses and loss expenses and
life policy benefits	(160)	(135)	(119)	(15)	(429)	(133)	-	(562)
Acquisition costs	(64)	(46)	(68)	(15)	(193)	(22)	-	(215)
Technical result	$49	$11	$87	$140	$287	$(8)	$-	$279

Other income					2	-	3	5
Other operating expenses					(52)	(8)	(19)	(79)
Underwriting result					$237	$(16)	n/a	$205

Net investment income						16	120	136
Allocated underwriting result (1)						$-	n/a	n/a

Net realized investment losses							(3)	(3)
Interest expense							(14)	(14)
Net foreign exchange losses							(3)	(3)
Income tax expense							(35)	(35)
Interest in losses of equity investments							(23)	(23)
Net income							n/a	$263

Loss ratio (2)	58.6%	70.3%	43.5%	8.8%	47.2%
Acquisition ratio (3)	23.3	24.2	24.7	9.1	21.3
Technical ratio (4)	81.9%	94.5%	68.2%	17.9%	68.5%
Other operating expense ratio (5)					5.7
Combined ratio (6)					74.2%

(A)
The Company reports the results of ChannelRe Holdings on a one-quarter lag. The three months ended September 30, 2007 include the Company’s share of ChannelRe Holdings'  net income in the amount of $2.3 million. In addition to ChannelRe Holdings’ results, the Company recorded a charge of $25 million for the three-month period ended September 30, 2007, which represented the Company’s share of anticipated ChannelRe Holdings’ unrealized mark-to-market losses on its credit derivative portfolio, which it expected to incur during the three-month period ended September 30, 2007.

(1)	Allocated underwriting result is defined as net premiums earned, other income or loss and allocated net investment income less life policy benefits, acquisition costs and other operating expenses.
(2)	Loss ratio is obtained by dividing losses and loss expenses by net premiums earned.
(3)	Acquisition ratio is obtained by dividing acquisition costs by net premiums earned.
(4)	Technical ratio is defined as the sum of the loss ratio and the acquisition ratio.
(5)	Other operating expense ratio is obtained by dividing other operating expenses by net premiums earned.
(6)	Combined ratio is defined as the sum of the technical ratio and the other operating expense ratio.

PartnerRe Ltd.
Segment Information
(in millions of U.S. dollars)
(Unaudited)

For the nine months ended September 30, 2008

	U.S.	Global (Non-U.S.) P&C	Global (Non-U.S.) Specialty	Catastrophe	Total Non- Life Segment	Life Segment	Corporate and Other	Total

Gross premiums written	$849	$645	$921	$391	$2,806	$453	$17	$3,276

Net premiums written	$841	$642	$898	$391	$2,772	$448	$17	$3,237
Increase in unearned premiums	(14)	(60)	(118)	(90)	(282)	(8)	(3)	(293)
Net premiums earned	$827	$582	$780	$301	$2,490	$440	$14	$2,944
Losses and loss expenses and
life policy benefits	(610)	(332)	(476)	(111)	(1,529)	(347)	(15)	(1,891)
Acquisition costs	(198)	(147)	(201)	(27)	(573)	(91)	(1)	(665)
Technical result	$19	$103	$103	$163	$388	$2	$(2)	$388

Other (loss) income					(2)	-	4	2
Other operating expenses					(175)	(32)	(69)	(276)
Underwriting result					$211	$(30)	n/a	$114

Net investment income						51	378	429
Allocated underwriting result (1)						$21	n/a	n/a

Net realized and unrealized investment losses							(595)	(595)
Interest expense							(39)	(39)
Net foreign exchange losses							(8)	(8)
Income tax benefit							50	50
Interest in earnings of equity investments							-	-
Net loss							n/a	$(49)

Loss ratio (2)	73.7%	57.1%	61.1%	36.6%	61.4%
Acquisition ratio (3)	23.9	25.2	25.7	9.1	23.0
Technical ratio (4)	97.6%	82.3%	86.8%	45.7%	84.4%
Other operating expense ratio (5)					7.0
Combined ratio (6)					91.4%

For the nine months ended September 30, 2007

	U.S.	Global (Non-U.S.) P&C	Global (Non-U.S.) Specialty	Catastrophe	Total Non- Life Segment	Life Segment	Corporate and Other (A)	Total

Gross premiums written	$803	$613	$831	$393	$2,640	$445	$2	$3,087

Net premiums written	$802	$611	$810	$393	$2,616	$425	$2	$3,043
Increase in unearned premiums	(67)	(69)	(51)	(63)	(250)	(5)	-	(255)
Net premiums earned	$735	$542	$759	$330	$2,366	$420	$2	$2,788
Losses and loss expenses and
life policy benefits	(447)	(384)	(328)	(60)	(1,219)	(346)	-	(1,565)
Acquisition costs	(177)	(136)	(194)	(32)	(539)	(83)	-	(622)
Technical result	$111	$22	$237	$238	$608	$(9)	$2	$601

Other income (loss)					6	-	(9)	(3)
Other operating expenses					(155)	(23)	(60)	(238)
Underwriting result					$459	$(32)	n/a	$360

Net investment income						43	342	385
Allocated underwriting result (1)						$11	n/a	n/a

Net realized investment losses							(56)	(56)
Interest expense							(41)	(41)
Net foreign exchange losses							(17)	(17)
Income tax expense							(78)	(78)
Interest in losses of equity investments							(16)	(16)
Net income							n/a	$537

Loss ratio (2)	60.7%	70.8%	43.2%	18.2%	51.5%
Acquisition ratio (3)	24.2	25.2	25.6	9.6	22.8
Technical ratio (4)	84.9%	96.0%	68.8%	27.8%	74.3%
Other operating expense ratio (5)					6.6
Combined ratio (6)					80.9%

(A)
The Company reports the results of ChannelRe Holdings on a one-quarter lag.  The nine months ended September 30, 2007 include the Company's share of ChannelRe Holdings' net income in the amount of $8.4 million.  In addition to ChannelRe Holdings’ results, the Company recorded a charge of $25 million for the nine-month period ended September 30, 2007, which represented the Company’s share of anticipated ChannelRe Holdings’ unrealized mark-to-market losses on its credit derivative portfolio, which it expected to incur during the three-month period ended September 30, 2007.